Exhibit 10.5
KITE PHARMA, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
ADOPTED: JUNE 6, 2014
AMENDED: DECEMBER 17, 2015, DECEMBER 12, 2016 AND JANUARY 3, 2017
Each member of the Board of Directors (the “Board”) of Kite Pharma, Inc. (the “Company”) who is a non-employee director of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”).
The Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.
A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.
Annual Cash Compensation
Commencing in 2017, each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $50,000

2.	Annual Committee Member Service Retainer:

a.	Member of the Audit Committee: $10,000

b.	Member of the Commercial Committee: $3,500

c.	Member of the Compensation Committee: $7,500

d.	Member of the International Strategy Committee: $3,500

e.	Member of the Nominating and Corporate Governance Committee: $5,000

3.	Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):

a.	Chairman of the Audit Committee: $20,000

b.	Chairman of the Commercial Committee: $100,000

c.	Chairman of the Compensation Committee: $15,000

d.	Chairman of the International Strategy Committee: $100,000

e.	Chairman of the Nominating and Corporate Governance Committee: $10,000
In addition, the lead independent director will receive $25,000 per annum.
Equity Compensation
Equity awards will be granted under the Company’s 2014 Equity Incentive Plan (the “Plan”) in the form of stock options or restricted stock units (“RSUs”). All stock options granted under this policy will be Nonqualified Stock Options (as defined in the Plan), with a term of ten years from the date of grant and an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock of the Company on the date of grant.
(a) Automatic Grants.
(i) Initial Grant for New Directors. Without any further action of the Board, each person who, after December 12, 2016, is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the date of his or her initial election or appointment to be a Non-Employee Director (or, if such date is not a market trading day, the first market trading day thereafter), be granted (i) a Nonqualified Stock Option to purchase a number of shares of common stock representing 17,130 shares as of the date of grant and (ii) 4,690 RSUs. The Nonqualified Stock Option will vest in a series of 36 successive equal monthly installments over the three-year period measured from the date of grant and the RSUs will vest quarterly over a three-year period from the date of grant.
(ii) Annual Grant. Without any further action of the Board, at the close of business on the date of each Annual Meeting, each person who is then a Non-Employee Director will automatically be granted (i) a Nonqualified Stock Option to purchase a number of shares of common stock representing 8,810 shares as of the date of grant and (ii) 2,410 RSUs. The Nonqualified Stock Option will vest in a series of 12 successive equal monthly installments over the one-year period measured from the date of grant and the RSUs will vest quarterly over a one-year period from the date of grant.
(b) Vesting; Change of Control. All vesting is subject to the Non-Employee Director’s “Continuous Service” (as defined in the Plan) on each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a “Change of Control” (as defined in the Plan), the shares subject to his or her then-outstanding equity awards that were granted pursuant to this policy will become fully vested immediately prior to the closing of such Change of Control.
(c) Remaining Terms. The remaining terms and conditions of each equity grant, including transferability, will be as set forth in the Company’s standard equity agreements, in the form adopted from time to time by the Board.
Expenses
The Company will reimburse Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.